Exhibit No. (a)(1)                                            Press release of Tengasco, Inc. dated June 30, 2015

For Immediate Release

Tengasco’s Board of Directors to Review Unsolicited Tender Offer from ICN Fund I, LLC

Stockholders Advised to Take No Action Pending Review

Greenwood Village, Colorado, June 30, 2015 -- Tengasco, Inc. (NYSE MKT: TGC)  today confirmed that ICN Fund I, LLC commenced an unsolicited tender offer on June 26, 2015 to acquire all of the outstanding shares of Tengasco common stock at a price of $0.2736 per share. Consistent with its fiduciary duties, Tengasco’s Board of Directors, in consultation with its advisors, will review the offer. The Board intends to advise stockholders of its formal position regarding the tender offer within ten business days (July 13, 2015) by making available to Tengasco’s stockholders and filing with the Securities and Exchange Commission (the “SEC”) a solicitation/recommendation statement on Schedule 14D-9. Tengasco’s stockholders are advised to take no action at this time pending the review of the tender offer by the Company's Board.

Important Additional Information

Tengasco’s stockholders are strongly advised to carefully read Tengasco’s solicitation/recommendation statement on Schedule 14D-9, when it becomes available, regarding the tender offer referred to in this press release because it will contain important information. Free copies of the solicitation/recommendation statement on Schedule 14D-9, which will be filed by Tengasco with the SEC, will be available at the SEC's website at www.sec.gov, or at Tengasco’s website at www.tengasco.com or by writing to Tengasco at 6021 S. Syracuse Way, Suite 117, Greenwood Village, CO 80111, Attention: Corporate Secretary.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control.  Additional information concerning these and other risks can be found in the Company’s public filings with the SEC, including the discussion under the heading "Risk Factors" in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company’s actual results could differ materially from the forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events.

Contact:	Cary V. Sorensen, Vice President

(720) 420-4460